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                                 HALE AND DORR
                              COUNSELLORS AT LAW
                60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                        617-526-6000 - FAX 617-526-5000



                                       February 27, 1996


Iomega Corporation
1821 West Iomega Way
Roy, Utah 84067

Ladies and Gentlemen:

   This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $46,000,000 in aggregate principal amount of Convertible Subordinated Notes (the "Notes") of Iomega Corporation, a Delaware corporation (the "Company"), including the Notes issuable upon exercise of an overallotment option, and such indeterminable number of shares of Common Stock of the Company as are required for issuance upon conversion of such Notes (the "Shares"), each such share of Common Stock including four-fifteenths of a right ("Right") issued under the Rights Agreement, dated as of July 28, 1989, as amended, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement").

   We have acted as counsel for the Company in connection with the issue and sale by the Company of the Notes. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and the Board of Directors of the Company, stock record books of the Company, a copy of the By-Laws of the Company, and a copy of the Restated Certificate of Incorporation of the Company, as amended, the Rights Agreement and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.


WASHINGTON, DC                     BOSTON, MA                     MANCHESTER, NH
--------------------------------------------------------------------------------
       HALE AND DORR IS A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

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Iomega Corporation
February 27, 1996
Page 2


   In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

   We have not made any investigation of the laws of any jurisdiction other than the Commonwealth of Massachusetts, and the federal laws of the United States and the Delaware General Corporation Law statute, and we are opining herein solely with respect to the laws of the Commonwealth of Massachusetts, the federal laws of the United States and the Delaware General Corporation Law statute. To the extent that the laws of any other jurisdiction govern the agreements or transactions as to which we are opining herein, we have assumed, with your permission, that such laws are identical to those of the Commonwealth of Massachusetts, and we are expressing no opinion herein as to whether such assumption is reasonable or correct.

   Our opinions below are qualified to the extent that the validity or enforceability of the documents referred to or of any of the rights granted to any party pursuant thereto may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of such documents or any of the agreements, documents or obligations referred to therein, or as to the successful assertion of any equitable defense, inasmuch as the availability of such remedies and defenses may be subject to the discretion of a court.

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Iomega Corporation
February 27, 1996
Page 3


   We are expressing no opinion herein as to the application of or compliance with any federal or state law or regulation to the power, authority or competence of any party to any agreement or document other than the Company. We have assumed that such agreements and documents are the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.

   We assume that the appropriate action will be taken, prior to the offer and sale of the Notes and the Shares in accordance with the Indenture, to register and qualify the Notes and the Shares for sale under all applicable state securities or "blue sky" laws.

       Based upon and subject to the foregoing, we are of the opinion that:

   1. The Notes have been duly authorized and, when (i) the Indenture has been duly executed and delivered and (ii) the Notes have been duly executed and authenticated in accordance with the Indenture and issued and sold by the Company as contemplated in the Registration Statement, the Notes will constitute the binding obligations of the Company.

   2. The Shares have been duly authorized and, when issued by the Company upon conversion of the Notes, will be validly issued, fully paid and non-assessable.

   3. Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when the Shares have been validly issued upon conversion of the Notes, the Rights attributable to the Shares will be validly issued.

   We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."

   This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

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Iomega Corporation
February 27, 1996
Page 4


   Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with the issuance and sale of the Notes by the Company, and during the period commencing upon the effective date of the Registration Statement, and continuing only for so long as the Registration Statement remains effective, and may not be quoted or relied upon by any other person, during any other period, or used for any other purpose, without our prior written consent.

                                       Very truly yours,


                                       /s/ HALE AND DORR

                                       HALE AND DORR